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                                                                    EXHIBIT 99.1


SALTON REPORTS FIRST QUARTER RESULTS

GLOBAL SALES INCREASE 15%; DOMESTIC OPERATING RESULTS IMPROVE SIGNIFICANTLY

LAKE FOREST, Ill.-- (BUSINESS WIRE)--November 10, 2004--Salton, Inc. (NYSE: SFP) announced today its fiscal 2005 results for the first quarter ended October 2, 2004. The Company reported net sales of $274.1 million for the first quarter, versus $238.5 million for the fiscal 2004 first quarter. Salton reported a loss of $3.2 million, or ($0.28) per share, versus a profit of $0.7 million or $0.5 per diluted share for the same period of 2004. Net sales increased $35.6 million due to strength in international operations and $10.4 million in favorable currency effects. Domestic sales were relatively unchanged versus the year-earlier period.

The loss in the fiscal 2005 first quarter included a pre-tax restructuring charge of $672,000 for consulting and severance costs associated with the headcount reduction as part of the previously announced U.S. restructuring plan. Gross profit declined from 26.9% in the fiscal 2004 period to 23.1% in the first quarter of fiscal 2005. The decline was a result of higher cost of goods as a result of increased raw material and petroleum based costs and sales of excess and discontinued product lines in connection with the previously announced inventory reduction plan. Selling, general and administrative expense as a percent of net sales decreased to 19.4% of net sales compared to 21.7% for 2003. Cost reductions achieved under the U.S. restructuring plan were partially offset by increases driven by international expansion and foreign currency fluctuations. Interest expense also increased by $3.3 million versus the year-earlier period, due to higher borrowing costs and levels of indebtedness.

"Our domestic restructuring efforts are yielding results," said Leonhard Dreimann, Salton's Chief Executive Officer. "During the first quarter, we demonstrated that we could maintain sales activity in the U.S. with a lower cost base, allowing us to improve our domestic performance without increasing sales. Were it not for rising product related costs, our earnings per share would have been positive in the quarter. We remain on plan to realize a minimum of $40 million in cost reductions during fiscal 2005. Internationally, we have made significant investments in new markets, hiring additional personnel and increasing spending to launch products into these new markets. We realized many of these expenses during the first quarter, although revenue growth from these activities will likely occur later this fiscal year. "

Business Outlook:

"Although we have been highly focused on reducing costs domestically, price increases for raw material and oil based costs continue to pressure our margins in the short-term. As a result, we are in the process of implementing price increases to cover these rising costs. We believe our customers will accept the pass through of these costs with about a 3 to 4 month lag, as rising commodity prices and higher oil based costs affect not only Salton, but our consumers, customers, suppliers and the entire industry. The effect of the price increases on sales to the consumer will be difficult to predict. The raw material increases and other manufacturing pressures in China are putting a strain on manufacturers and may ultimately reduce the number of manufacturers for this industry. The short and long-term effect is not known, but we remain concerned about potential product shortages.

We continue to receive favorable response to our new product initiatives. We recently launched the George Foreman The Next Grilleration(TM), which has removable grilling plates, making cleaning easier. The response from retailers has been very strong.."

The Company's executives will hold a conference call today that will take place at 9:00 a.m. ET. Leonhard Dreimann, Chief Executive Officer, William Rue, President and Chief Operating Officer and


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David Mulder, Executive Vice President, Chief Administrative Officer and Senior
Financial Officer will host the call. Interested participants should call (800) 968-9265 when calling within the United States or (706) (706) 679-3061when calling internationally. Please reference Conference I.D. Number 2051420 There will be a playback available two hours after the call is completed. The playback will be available until midnight, December 10, 2004. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use Conference I.D. 2051420 for the replay.

This call is being webcast and can be accessed at Salton's web site at www.saltoninc.com until December 10, 2004. The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives".

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Our product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. We sell our products under our portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). We believe our strong market position results from our well-known brand names, our high quality and innovative products, our strong relationships with our customer base and our focused outsourcing strategy.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.

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                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                    UNAUDITED

                                                                    10/2/04            7/3/04
ASSETS
CURRENT ASSETS:
   Cash                                                            $  26,536         $  46,847
   Compensating balances on deposit                                   34,451            34,000
   Accounts Receivable, less allowance:                              248,975           180,391
     2005 - $14,372; 2004 - $15,839
   Inventories                                                       298,838           253,627
   Prepaid expenses and other current assets                          21,516            21,267
   Deferred income taxes                                              23,333            25,742
                                                                   ---------------------------
       TOTAL CURRENT ASSETS                                          653,649           561,874

 Net Property, Plant and Equipment                                    79,759            81,152

Tradenames                                                           183,738           184,421
Non-current deferred tax asset                                        13,192            11,589
Other assets                                                          14,453            15,516
                                                                   ---------------------------
TOTAL ASSETS                                                       $ 944,791         $ 854,552
                                                                   ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving line of credit and other current debt                 $ 105,049         $  48,667
   Accounts payable                                                  158,750           137,671
   Accrued expenses                                                   75,187            60,627
   Income Taxes Payable                                                9,467             8,805
                                                                   ---------------------------
       TOTAL CURRENT LIABILITIES                                     348,453           255,770

Term loan and other notes payable                                    101,843           100,761
Senior subordinated notes due 2005                                   125,000           125,000
Senior subordinated notes due 2008, including an adjustment
   of $8,957 and $9,581 to the carrying value related to
   interest rate swap agreements, respectively                       158,078           158,642
Other long term liabilities                                           16,855            17,288
                                                                   ---------------------------
       TOTAL LIABILITIES                                             750,229           657,461
Minority Interest                                                     23,221            23,515
STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value; authorized,
     2,000,000 shares; 40,000 shares issued                                0                 0
   Common stock, $.01 par value; authorized
     40,000,000 shares; issued and outstanding
     2005-11,371,197 shares, 2004-11,370,282 shares                      148               148
   Treasury stock - at cost                                          (65,793)          (65,793)
   Additional paid-in capital                                         96,040            96,147
   Accumulated other comprehensive income                             13,727            12,668
   Retained Earnings                                                 127,219           130,406
                                                                   ---------------------------
       TOTAL STOCKHOLDERS' EQUITY                                    171,341           173,576
                                                                   ---------------------------
  TOTAL LIABILITIES AND STOCKHOLDER EQUITY                         $ 944,791         $ 854,552
                                                                   ===========================
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                                   SALTON, INC
                         CONSOLIDATED INCOME STATEMENTS
                             (Dollars in Thousands)
                                   (unaudited)


                                                      QTR 1               QTR 1
                                                       FY05               FY04
                                                  ---------------------------------
NET SALES                                         $    274,135         $    238,539
Cost of Sales                                          194,850              157,956
Total Distribution Expense                              15,768               16,400
                                                  ---------------------------------
GROSS PROFIT                                            63,517               64,183
Total Selling, General & Administrative                 53,087               51,792
Restructuring Costs                                        672                    0
                                                  ---------------------------------
OPERATING INCOME                                         9,758               12,391
Interest Expense                                        13,038                9,678
                                                  ---------------------------------
(LOSS)INCOME BEFORE TAXES                               (3,280)               2,713
Income Taxes                                            (1,149)                 882
Minority Interest                                        1,056                1,090
                                                  ---------------------------------
NET (LOSS)INCOME                                  $     (3,187)        $        741
                                                  =================================

WEIGHTED AVG COMMON SHARES OUTSTANDING              11,370,946           11,187,155
WEIGHTED AVG COMMON & COMMON EQUIV SHARE            11,370,946           15,099,949

NET (LOSS)INCOME PER COMMON SHARE: BASIC                 (0.28)                0.07
NET (LOSS)INCOME PER COMMON SHARE: DILUTED               (0.28)                0.05
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